UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2017

CONAGRA BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W. Merchandise Mart Plaza, Suite 1300 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 549-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 16, 2017, Conagra Brands, Inc. (the “Company”), entered into a Revolving Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto. The Credit Agreement provides for a revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $1.25 billion (subject to increase to a maximum aggregate principal amount of $1.75 billion).

The revolving credit facility provided for under the Credit Agreement replaces the Company’s revolving credit facility under that certain prior revolving credit agreement (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Credit Agreement”), dated as of September 14, 2011, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and a lender, Bank of America, N.A., as syndication agent and a lender, and the other financial institutions party thereto. The maturity date of the Prior Credit Agreement was September 14, 2018. No borrowings were outstanding under the Prior Credit Agreement upon its termination.

The revolving credit facility provided for under the Credit Agreement matures on February 16, 2022, and is unsecured. The term of the Credit Agreement may be extended for additional one-year or two-year periods from the then applicable maturity date on an annual basis.

Loans (other than “bid loans”) under the revolving credit facility will bear interest at, at the Company’s election, either (a) LIBOR plus a percentage spread (ranging from 0.910% to 1.50%) based on the Company’s senior unsecured long-term indebtedness ratings or (b) the alternate base rate, described in the Credit Agreement as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0.0% to 0.50%) based on the Company’s senior unsecured long-term indebtedness ratings. Additionally, the Company has the right to request of the lenders (although the lenders have no obligation to provide) “bid loans” with a lower, fixed interest rate.

The Company has agreed to pay a facility fee, payable quarterly, at rates that range from 0.09% to 0.25% (based on the Company’s senior unsecured long-term debt ratings), and customary administrative agent fees and fees in respect of letters of credit.

The Credit Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants requiring a maximum leverage ratio and a minimum interest coverage ratio.

The Credit Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods. If an event of default occurs and is continuing, the lenders may terminate and/or suspend their obligations to make loans and issue letters of credit under the Credit Agreement and/or accelerate amounts due under the Credit Agreement and exercise other rights and remedies. In the case of certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

Certain of the lenders under the Credit Agreement (and their respective subsidiaries or affiliates) have in the past provided, are currently providing or may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Revolving Credit Agreement, dated as of February 16, 2017, among Conagra Brands, Inc., Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA BRANDS, INC.

By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: February 17, 2017

Exhibit Index

Exhibit Number	Description

10.1	Revolving Credit Agreement, dated as of February 16, 2017, among Conagra Brands, Inc., Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto